FOREIGN EXCHANGE TRADER ANDREW SPANTON JOINS ECONOMIC CONTRARIAN MIKE NORMAN ON THE ECONOMIC CONTRARIAN, ON VOICEAMERICA BUSINESS INTERNET TALK RADIO
Wednesday January 26, 6:01 am ET


DISCUSSES THE EXTENSIVE GROWTH OF THE FOREX TRADING MARKET

TEMPE, Ariz., Jan. 26 /PRNewswire-FirstCall/ -- SurfNet Media Group (OTC Bulletin Board: SFNM - News) announced today that professional foreign exchange (Forex) trader and managing partner of Global FX, LLC, Andrew Spanton, will discuss the 24 hour interbank market od Forex trading on The Economic Contrarian, hosted by Mike Norman, on Wednesday, January 26, 2005 at 3 PM Eastern (Noon Pacific), on VoiceAmerica Business
(http://www.business.voiceamerica.com/).

Over the last three decades the foreign exchange market has become the world's largest financial market, with over $1.5 trillion USD traded daily. Global FX, LLC (http://www.globalfxllc.com/) is a private day trading firm based in NYC that specializes in the trading of the Spot Foreign Exchange Market. As managing partner and seasoned professional trader, Mr. Spanton is an expert on elucidating how the Forex market is exploding in popularity due to the low cost of entry, extreme leverage, 24 hour trading, and apparent smooth trending characteristics.

Hosted by Mike Norman every Wednesday at 3 PM Eastern (Noon Pacific), The Economic Contrarian provides a unique contrarian perspective on stocks, bonds, interest rates, currencies, commodities and policy. An international economist, Mike has been an active trader, money manager, broker, and market analyst since 1980 and was a member of four U.S. futures exchanges. He is currently a Fox News Business Contributor, can be seen regularly on The Cost of Freedom and writes for the New York Post. Cutting edge, contemporary and ripped from the headline commentary makes The Economic Contrarian exciting and not-to-be-missed.

To access the show, log on to http://www.business.voiceamerica.com/. Listeners with questions, comments or opinions are encouraged to call in live, toll-free at 1-866-233-7861. Additional information is available at http://www.contrarian-update.com/ and http://www.business.voiceamerica.com/.

SurfNet Media Group (http://www.surfnetmedia.com/) is an online aggregator and deliverer of niche content to 21st century devices that produces and broadcasts live and On Demand content. SurfNet produces and broadcasts over 100 talk programs weekly on its channels, VoiceAmerica (http://www.voice.voiceamerica.com/), VoiceAmerica(TM) Business
(http://www.business.voiceamerica.com/) and VoiceAmerica(TM) Health & Wellness (http://www.health.voiceamerica.com/).